EXHIBIT 4.6.2

Catalyst Semiconductor, Inc.

Stock Option Agreement

AMENDED AND RESTATED STOCK OPTION PLAN

1.             NOTICE OF OPTION TO PURCHASE

You have been granted an option to purchase Common Stock of the company, subject to the terms and conditions of the Plan and this Stock Option Agreement.  Unless otherwise defined herein, the terms defined in the amended and restated 2004 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement (the “Agreement”).

Name of Optionee	Number of Shares Granted	Grant Date	Grant Price per Share	Grant Number/Type

Vesting Schedule:

This Option to Purchase may be exercised, in whole or in part, in accordance with the following schedule:

Period	Vesting Date	Option to Purchase	Vesting in period occurs at	Grant Expiration Date

Termination Period:

This Option to Purchase shall be exercisable for ninety (90) days after the termination of your Service, unless such termination is due to your death or Disability, in which case this Option shall be exercisable for one (1) year after the termination of your Service.  Notwithstanding the foregoing, in no event may this Option be exercised after the Grant Expiration Date as provided above and may be subject to earlier termination as provided in Section 11 of the Plan.

See the Terms and Conditions of the agreement section of this document.

By your acceptance of this on-line document, you and the Company agree that this Option to Purchase is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Your acceptance also confirms that you have reviewed and fully understand all provisions of the Plan and this Option Agreement in their entirety, and understand that you may choose to obtain the advice of counsel prior to accepting this Option Agreement. As the Optionee, you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee about any questions relating to the Plan and this Option Agreement.

Terms and Conditions

A.            Grant of Option:

The Committee hereby grants to the individual named in the Notice of Option to Purchase (the “Optionee”), an option (the “Option”) to purchase a number of Shares, as set forth, in the Notice of Option to Purchase, at the Grant Price Per Share set forth in this Notice of Option to Purchase (the “Grant Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference.  Subject to Section 14(b) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Option to Purchase as an Incentive Stock Option, this Option in intended to qualify as an Incentive Stock Option under Section 422 of the Code.  However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as a Nonstatutory Stock Option (“NSO”).

B.            Exercise of Option:

1.     Right to Exercise.

This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Option to Purchase and the applicable provisions of the Plan and this Option Agreement.  In the event of the termination of Optionee’s Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice of Option to Purchase and this Option Agreement.

2.     Method of Exercise.

This Option is exercisable by delivery of an exercise notice, in the form approved by the Committee (the “Exercise Notice”), or the completion of such other process or procedure as the Committee may determine from time to time, which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan.  Optionee shall execute the Exercise Notice and deliver it in person, by email, on-line or by certified mail to the Company’s Stock Option Plan Administrator or complete such process or procedure as the Committee determines in its sole discretion.  The Exercise Notice shall be accompanied by payment of the aggregate Grant Price as to all Exercised Shares or notification of sale using the Company’s cashless exercise program through a broker authorized by the Company for participation in such program, in either case, together with any applicable tax withholding. This Option shall be such deemed to be exercised upon receipt by the company of such fully executed Exercise Notice accompanied by such aggregate Grant Price, together with any applicable tax withholding.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or national quotation system upon which the Shares are then listed or quoted. Assuming such compliance, for income tax purposes the Exercised shares shall be considered transferred to Optionee on the date the Option is exercised with respect to such Exercised Shares.

C.            Method of Payment:

Payment of the aggregate Grant Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (1) cash; (2) check, (3) delivery of a properly executed exercise notice together with such other documentation as the Stock Option Plan Administrator and the broker participating in the Company’s cashless exercise program, if applicable, shall require to effect an exercise of the Option and delivery to the company of the sale proceeds required to pay the grant price, or (4) surrender of other Shares that (i) in the case of Shares acquired upon exercise of an option, have been owned by Optionee for more than six months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Grant Price of the Exercised Shares.

D.            Non-Transferability of Option:

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

E.             Term of Option:

This Option may be exercised only within the term set out in the Notice of Option to Purchase, and may be exercised during such term only in accordance with the Plan and terms of this Option Agreement.

F.             Tax Obligations.

1.    Withholding Taxes.

Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, and local income and employment tax withholding requirements applicable to the Option exercise.  Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

2.    Notice of Disqualifying Disposition of ISO Shares.

If the Option granted to Optionee herein is an Incentive Stock Option, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Stock Option on or before the later of (1) the date two years after the Grant Date, or (2) the date one year after the date of exercise, Optionee will immediately notify the Company in writing of such disposition.  Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by Optionee.

G.            Entire Agreement; Governing Law.

The Plan is incorporated herein by reference.  The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee.  This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

H.            NO GUARANTEE OF CONTINUED SERVICE.

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER).  OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE RIGHT COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING OPTIONEE) TO TERMINATE OPTIONEE’S RELATIONSHIP A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.